AMENDMENT TO OPTION #24

(Christopher David, Grant Date February 19, 2016)

Dated as of April 20, 2018

THIS AMENDMENT TO OPTION (the “Amendment”), dated as of the date first set forth above (the “Effective Date”) is entered into by and between Novo Integrated Sciences Inc., a Nevada corporation (the “Company”) and Christopher David (the “Holder” or “Optionee”), an individual. Each of the Company and Holder may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, on February 19, 2016 the Company issued to Holder an option to purchase 500,000 shares of common stock of the Company at an exercise price of USD$0.16 (“Option #24” or the “Option”) which Option vested on the 1-year anniversary date of February 19, 2017 and as defined in Section 1(b) of the Option Agreement, is currently set to expire (the “Expiration Date”) on February 19, 2022;

WHEREAS, on February 19, 2016 as part of the Option Agreement #24, the Company issued to the Holder a Certificate of Option which in Paragraph #2 states “The Option expires five (5) years after the date of issue and is exercisable, in whole or in part, at any-time before they expire” which defines the Expiration Date as February 19, 2021;

WHEREAS, the defined Expiration Date in (a) the Option Agreement, Section 1(b); and (b) the Certificate of Option, paragraph 2, is inconsistent;

WHEREAS, Option Agreement #24, Section 1(b), should state “These Options to purchase the Company common stock must be exercised, in whole or in part, on or before February 19, 2021”, which represent five (5) years after the Option #24 Grant Date of February 19, 2016;

WHEREAS, the Parties further desire to amend the option Expiration Date by adding an additional three (3) years to the February 19, 2021 Expiration Date which would provide for an amended Expiration Date of February 19, 2024;

WHEREAS, the Parties now desire to amend the Option, as set forth below; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Amendment #1. The Expiration Date of the original Option Agreement #24, as defined in Section 1(b), is hereby amended to read February 19, 2021;

2.	Amendment #2. The Expiration Date noted in Amendment #1 is further extended and amended to add three (3) years which further defines the Expiration Date of Option Agreement #24 and its Certificate of Option as February 19, 2024;

3.	Miscellaneous. This Amendment shall be deemed part of but shall take precedence over and supersede any provisions to the contrary contained in the Option. Except as specifically modified hereby, all of the provisions of the Option shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

Novo Integrated Sciences, Inc.

(SEAL)	By:	/s/ Pierre Dalcourt
	Name:	Pierre Dalcourt
	Title:	Board Chairman

	By:	/s/ Michael Gaynor
	Name:	Michael Gaynor
	Title:	Secretary and Director

Option #21 Optionee

	By:	/s/ Christopher David
	Name:	Christopher David, Individual

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